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                                                                 Exhibit (h)(1)

WILLKIE FARR & GALLAGHER

                                                         787 Seventh Avenue
                                                         New York, NY 10019-6099
                                                         Tel: 212 728 8000
                                                         Fax: 212 728 8111



August 27, 2002



Loral Space & Communications Ltd.
600 Third Avenue
New York, New York 10016

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of the Exchange Offer relating to the exchange of all of your shares of 6% Series C Convertible Redeemable Preferred Stock due 2006 and 6% Series D Convertible Redeemable Preferred Stock due 2007 (together, the "Preferred Stock"), or such lesser number of shares as are validly tendered and not withdrawn prior to the expiration date, for cash and shares of the Company's Common Stock. In that connection, we have prepared the section entitled "Material United States Federal Income Tax Consequences" contained in the Exchange Offer. Capitalized terms used herein without definition have the meaning ascribed to those terms in the Exchange Offer.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Exchange Offer, corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such documents, the genuineness of all signatures, and the correctness of all representations made therein. (The terms of the Documents are incorporated herein by reference.) We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

Based upon the foregoing and upon consideration of applicable law, and subject to the next succeeding paragraph, it is our opinion that the above-referenced section of the Exchange Offer, insofar as it sets forth statements of law or legal conclusions, is accurate in all material respects and accurately summarizes our opinions and advice to the Company with respect to the material tax issues of the Exchange Offer.

      NEW YORK WASHINGTON, DC PARIS LONDON MILAN ROME FRANKFURT BRUSSELS
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Loral Space & Communications Ltd.
August 27, 2002
Page 2

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts, or any change or inaccuracy in the statements, facts or assumptions on which we have relied, may affect the continuing validity of the opinion set forth above. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matters other than those specifically covered by this opinion.

This opinion is limited to the federal income taxation laws of the United States and does not cover questions arising under or relating to the laws of any other jurisdiction, including without limitation, the laws of any other foreign jurisdiction or any State of the United States, the District of Columbia or any political subdivision of any of these.

We hereby consent to being named in the Exchange Offer as counsel that has passed on the above-referenced tax matters and hereby consent to the use of this opinion as an exhibit to the Exchange Offer.

Very truly yours,

/s/ Willkie Farr & Gallagher

Willkie Farr & Gallagher